Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: David C. Mancuso, President and Chief Executive Officer

TELEPHONE: (716) 366-4070

LAKE SHORE BANCORP, INC. ANNOUNCES THE COMPLETION OF ITS REORGANIZATION AND STOCK OFFERING

Dunkirk, New York, April 3, 2006: Lake Shore Bancorp, Inc. (the “Company”), the holding company for Lake Shore Savings Bank (the “Bank”), has completed its mutual holding company reorganization and minority stock offering as of April 3, 2006. The transactions were conducted pursuant to a Plan of Reorganization that was approved by the Bank’s voting depositors. Lake Shore, MHC (the “MHC”) owns 3,636,875 shares, or 55% of the Company’s outstanding common stock, and 2,975,625 shares, or 45% of the outstanding common stock, have been issued to subscribers in the Company’s minority stock offering, at a price of $10.00 per share. The Company intended to establish a charitable foundation and fund it with 132,250 shares of common stock. The establishment of the charitable foundation did not receive the required depositor approval, so the 132,250 shares are part of the MHC’s holdings. The Bank’s employee stock ownership plan did not purchase shares in the offering, but will purchase approximately 238,050 shares in the after-market.

Shares of the Company’s common stock are expected to begin trading on Tuesday, April 4, 2006, on the Nasdaq National Market under the symbol “LSBK.”

The minority stock offering was oversubscribed by eligible account holders of the Bank as of June 30, 2004. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures set forth in the Bank’s plan of reorganization and stock issuance. If you are an eligible account holder and would like to confirm your allocation, please contact the Stock Information Center at (800) 806-8430. The Stock Information Center will remain open through Thursday, April 6, 2006, from 10:00 am until 4:00 pm.

Ryan Beck & Co. acted as financial advisor to the Company in connection with the minority stock offering and managed the subscription offering. Thacher Proffitt & Wood LLP acted as special counsel to the Company.

The Company conducts its business from its headquarters in Dunkirk, New York. Its banking office network currently has eight full service branch offices and three administrative offices located in Chautauqua and Erie counties.

This release contains certain forward-looking statements based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.